SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                           ORASURE TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                       36-4370966
(State of Incorporation or Organization)       (IRS Employer Identification No.)

150 Webster Street
Bethlehem, Pennsylvania                                    18015
(Address of principal executive offices)                 (Zip Code)


If this form relates to the                If this form relates to the
registration of a class of                 registration of a class of
securities pursuant to Section             securities pursuant to
12(b) of the Exchange Act and              Section 12(g) of the
is effective pursuant to                   Exchange Act and is
General Instruction A.(c),                 effective pursuant to
please check the following                 General Instruction A.(d),
box. | |                                   please check the following
                                           box. |X|

Securities Act registration statement file number to which
this form relates:      NA
                   ------------
                  (If applicable)

Securities to be registered pursuant to Section 12(b)
of the Act:             None
           ------------------------

Securities to be registered pursuant to Section 12(g) of the Act:

                        Preferred Stock Purchase Rights
------------------------------------------------------------------------------
                            (Title of Class)

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Item 1.     DESCRIPTION OF SECURITIES TO BE REGISTERED.

            On September 29, 2000, pursuant to a rights agreement, dated May 6, 2000 (the "Rights Agreement"), adopted in connection with a certain merger agreement, dated as of May 6, 2000, by and among Epitope Inc. ("Epitope"), STC Technologies, Inc. ("STC") and OraSure Technologies, Inc. ("OraSure") (the "Merger Agreement"), OraSure declared a dividend distribution of one right ("Right") for each outstanding share of OraSure common stock, par value
$0.000001 (the "Common Stock"), to stockholders of record at the close of business on September 29, 2000. Under certain conditions, each Right entitles its holder to purchase one one-thousandth of a share of Series A Preferred Stock, par value $0.000001 (the "Series A Preferred Stock"), for an exercise price of $85.00. The Rights are not now exercisable, and it is not known at this time whether they ever will be exercisable. Until a Right is exercised, the Right does not create any rights as a stockholder of OraSure, including the right to vote or receive dividends.

            The Rights will trade with the Common Stock. In general, the Rights detach from the Common Stock and become exercisable on the tenth business day after the earlier of either of the following two events:

            o a person or entity, together with its Affiliates or Associates, becomes the beneficial owner of 15% or more of the outstanding shares of Common Stock, or

            o a person or entity, together with its Affiliates or Associates, announces or commences a tender offer that, if consummated, would result in them becoming the beneficial owner of 15% or more of the outstanding shares of Common Stock.

An "Affiliate" of a person or entity is a person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person or entity specified. An "Associate" of a person or entity is (a) any corporation or organization (other than OraSure or any majority-owned subsidiary of OraSure) of which such person or entity is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (b) any trust or other estate in which such person or entity has a substantial beneficial interest or as to which such person or entity serves as trustee or in a similar fiduciary capacity, and (c) any relative or spouse of such person or entity, or any relative of such spouse, who has the same home as such person or entity or who is a director or officer of such person or entity or any of its parents or subsidiaries.

            If the Rights detach and become exercisable as a result of the commencement of a tender offer, each Right entitles its holder to purchase one one-thousandth of a share of Series A Preferred Stock for an exercise price of $85.00 unless the Rights are redeemed by OraSure. This exercise price and the number of shares, or fraction of a share, of Series A

Preferred Stock that can be purchased are both subject to adjustment to prevent dilution in the event of a stock dividend on the Series A Preferred Stock or a subdivision, combination or reclassification of the Series A Preferred Stock or if OraSure distributes certain rights, options, warrants, evidences of indebtedness or assets to the holders of the Series A Preferred Stock.

            Because of the nature of the Series A Preferred Stock's dividend, liquidation and voting rights, the value of one one-thousandth of a share of Series A Preferred Stock that may be purchased upon the exercise of each Right should approximate the value of one share of Common Stock. In the event of the liquidation of OraSure, the holders of shares of Series A Preferred Stock will be entitled to the greater of

            o a minimum preferential liquidation payment of $1,000 per share, plus accrued dividends, or

            o 1,000 times the aggregate amount to be distributed per share of Common Stock.

Each share of Series A Preferred Stock will have 1000 votes and will vote together with the Common Stock as a single class. Finally, in the event of any merger, consolidation or other transaction involving OraSure (other than the Merger) in which shares of Common Stock are exchanged for or changed into other stock, securities, cash and/or other property, each share of Series A Preferred Stock will be entitled to receive 1,000 times the amount received per share of Common Stock. The dividend, liquidation, voting and other rights of the Series A Preferred Stock will be proportionately adjusted to reflect any stock split, stock dividend or similar transaction involving the Common Stock.

            After a person or entity (referred to as an Acquiring Person), together with its Affiliates and Associates, becomes the beneficial owner of 15% or more of the outstanding shares of Common Stock in one or more transactions that do not constitute a Qualifying Offer, each Right entitles its holder to purchase, for the Right's exercise price, a number of shares of Common Stock (or in certain circumstances, cash, property or other securities of OraSure) having a value equal to two times the then current exercise price of the Right. All Rights that are, or under certain circumstances were, beneficially owned by any Acquiring Person, or Affiliates or Associates of that person or entity, will be null and void. A "Qualifying Offer" is an offer for outstanding shares of Common Stock that a majority of the directors of OraSure who are not Affiliates or Associates of an Acquiring Person determine, after receiving advice from one or more investment banking firms, to be fair to the stockholders and otherwise in the best interests of OraSure and its stockholders.

            If OraSure is involved in a merger or other business combination transaction after the Rights become exercisable, each Right entitles its holder to purchase, for the Right's exercise price, a number of the acquiring or surviving company's shares of common stock having a market value equal to twice the exercise price of the Right. Similarly, if OraSure sells or transfers 50% or more of its assets or earning power after the Rights become exercisable, each Right entitles its holder to purchase, for the Right's exercise price, a number of the acquiring company's shares of common stock having a market value equal to twice the exercise price of the Right.

            At any time after any person or entity becomes an Acquiring Person and before the acquisition by such person or entity, together with that person's Affiliates or Associates, of 50% or more of the Common Stock, the OraSure Board may exchange Common Stock for all or any part of the Rights other than any Rights that have become null and void. The exchange rate is one share of Common Stock for each Right. This exchange rate is subject to adjustment to reflect any stock split, stock dividend or similar transaction involving the Common Stock.

            OraSure is entitled to redeem the Rights at $.01 per Right at any time until ten business days following a public announcement that a person, together with that person's Affiliates or Associates, has become the beneficial owner of 15% or more of the outstanding shares of Common Stock. The terms of the Rights expire on May 6, 2010, unless OraSure redeems the Rights before then or unless the OraSure Board of Directors extends the Rights by amending the Rights Agreement.

            Until the Rights are no longer redeemable, the OraSure Board of Directors may amend the Rights Agreement and Rights in any respect. After the Rights are no longer redeemable, the OraSure Board of Directors may amend the Rights Agreement and the Rights to make changes that do not adversely affect the interests of the holders of the Rights (excluding the interests of the Acquiring Person or its Affiliates and Associates) or to shorten or lengthen any time period under the Rights Agreement (except for the time period governing redemption of the Rights). No amendment of the Rights Agreement or Rights by the OraSure Board of Directors is permitted to change the redemption price of the Rights, regardless of whether the amendment occurs before or after the time the Rights cease to be redeemable.

            The Rights Agreement, dated as of May 6, 2000, between OraSure Technologies, Inc. and ChaseMellon Shareholder Services, LLC, as Rights Agent, including the Form of Certificate of Designation, Preferences and Rights as Exhibit A, the Form of Rights Certificates as Exhibit B and the Summary of Rights as Exhibit C, has been filed with the Securities and Exchange Commission as an Exhibit to Amendment No. 1 to OraSure's Registration Statement on Form S-4, dated August 8, 2000. The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to such Exhibit.


Item 2.           Exhibits.

      1 Rights Agreement, dated as of May 6, 2000, between OraSure Technologies, Inc. and ChaseMellon Shareholder Services, LLC, as Rights Agent, including the Form of Certificate of Designation, Preferences and Rights as Exhibit A, the Form of Rights Certificates as Exhibit B and the Summary of Rights as Exhibit C (incorporated by reference to Exhibit
            4.2 to Amendment No. 1 to OraSure's Registration Statement on Form S-4, dated August 8, 2000).

                                    SIGNATURE

            Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 11, 2001                OraSure Technologies, Inc.

                                    By: /s/ Robert D. Thompson
                                       ----------------------------------------
                                       Name:   Robert D. Thompson
                                       Title:  Chief Executive Officer

                                  EXHIBIT INDEX
 Exhibit   Description
 -------   -----------

    1      Rights  Agreement,  dated  as of May  6,  2000,
           between   OraSure   Technologies,    Inc.   and
           ChaseMellon   Shareholder  Services,   LLC,  as
           Rights    Agent,    including   the   Form   of
           Certificate  of  Designation,  Preferences  and
           Rights  as   Exhibit  A,  the  Form  of  Rights
           Certificates  as  Exhibit B and the  Summary of
           Rights as Exhibit C (incorporated  by reference
           to Exhibit 4.2 to Amendment  No. 1 to OraSure's
           Registration   Statement  on  Form  S-4,  dated
           August 8, 2000).